Exhibit 99.1

Sharps Technology Announces $100 Million Stock Repurchase Program

Oct 02, 2025, 07:00 ET

NEW YORK, Oct. 2, 2025 /PRNewswire/ — Sharps Technology, Inc. (“STSS” or the “Company”) (NASDAQ: STSS) today announced a stock repurchase program to acquire up to $100 million of the company’s outstanding common stock. This new stock repurchase program will enable the company to repurchase its shares in the open market and in negotiated transactions.

STSS previously announced its plans to establish a Solanadigital asset treasury strategy and has acquired over 2 million SOL thus far.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this release other than statements of historical fact are forward-looking statements, including statements regarding the Company’s execution of its Solanadigital asset treasury strategy, and the potential opportunities such initiatives may create for retail and institutional audiences. Forward-looking statements are based on current expectations, assumptions, and beliefs, and involve risks and uncertainties that could cause actual results to differ materially.

This announcement contains forward-looking statements regarding Sharps Technology’s stock buyback program. These statements reflect the company’s current expectations and are subject to risks and uncertainties. The buyback program is intended to enhance shareholder value and demonstrates confidence in the company’s long-term growth prospects. However, the timing, amount, and method of repurchasing shares will depend on market conditions, regulatory requirements, and other factors. There is no guarantee that the program will be completed as planned. These forward-looking statements are made in good faith and based on reasonable assumptions but are not guarantees of future performance.

These risks and uncertainties include, among others: the Company’s ability to successfully execute its Solana treasury strategy; volatility in the market price of SOL and other digital assets; changes in the regulatory or legal environment; competitive pressures; and general market, economic, and business conditions. Additional risks are described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future developments, or otherwise, except as required by law.

About Sharps Technology

Sharps Technology is a medical device sales and distribution company that has adopted a digital asset treasury strategy focused on accumulating SOL, the native digital asset of the Solana blockchain, leveraging capital markets raises to power on-chain yield generation with the Solana Ecosystem.

Contact

Prosek Partners for Sharps Technology

Pro-SharpsTechnology@Prosek.com